Exhibit 99.1
[Bimini Capital Management Logo]

BIMINI CAPITAL MANAGEMENT ANNOUNCES
CHANGES TO BOARD OF DIRECTORS

VERO BEACH, FL (January 17, 2008)— Bimini Capital Management, Inc. (Other OTC:BMNM.PK) (“Bimini Capital” or the “Company”), a real estate investment trust (“REIT”), today announced that Mr. Buford H. Ortale has resigned from the Board of Directors (the “Board”) of the Company.  As a result of Mr. Ortale’s resignation, the size of the Board has been reduced to five directors, three of which are independent directors, and Mr. Kevin L. Bespolka has been appointed as Chair of the Board’s Corporate Governance and Nominating Committee.

The Company today also announced that the Board has approved a reduction in the compensation payable to non-employee directors of the Company.  As of the date of the Company’s 2008 Annual Meeting of Stockholders, the annual retainer for non-employee directors will be reduced to $70,000.00 and may be payable in cash or shares of the Company’s Class A Common Stock, par value $0.001 per share, at the election of each non-employee director.  The additional retainers payable in respect of serving as chairperson of a committee of the Board or as lead independent director remain unchanged.

“We continue to seek ways to reduce our costs as we work to restore our profitability, and the Board changes announced today are simply one additional small step in the right direction,” said Jeffrey J. Zimmer, Chairman, President and Chief Executive Officer.  “We sincerely appreciate Mr. Ortale’s service to the Company and thank him for his valuable insights and contributions to our Board,” Zimmer continued.

About Bimini Capital Management
Bimini Capital Management, Inc. is a REIT that invests primarily in, but is not limited to, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae).  Its objective is to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q.  Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

Contact:                       Robert E. Cauley
Chief Financial Officer
(772) 231-1400
HUwww.biminicapital.comU